Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

April 21, 2008

DJO Finance LLC
DJO Finance Corporation
1430 Decision Street
Vista, California 92081

Ladies and Gentlemen:

        We have acted as counsel to DJO Finance LLC, a Delaware limited liability company (the "Company"), and DJO Finance Corporation a Delaware corporation (the "Co-Issuer" and, together with the Company, the "Issuers"), and to the subsidiaries of the Company listed on Schedules I and II hereto (the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $575,000,000 aggregate principal amount of 10 7/8% Senior Notes due 2014 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of November 20, 2007 (the "Indenture") among the Issuers, the Guarantors and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"). The Exchange Securities will be offered by the Issuers in exchange for $575,000,000 aggregate principal amount of their outstanding 10 7/8% Senior Notes due 2014.

        We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        We have assumed further that (1) each of the Guarantors listed on Schedule II hereto (the "Schedule II Guarantors"), none of which were incorporated or formed in the State of New York or the State of Delaware, have duly authorized, executed and delivered the Indenture in accordance with the law of the jurisdiction in which each of them is incorporated, organized or formed, as applicable, and (2) execution, delivery and performance by each of the Schedule II Guarantors of the Indenture and the Guarantees does not and will not violate the law of the jurisdiction in which it was incorporated, organized or formed or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

          2.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Law and the Delaware Revised Uniform Limited Partnership Act.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                      Very truly yours,

                      /s/ Simpson Thacher & Bartlett LLP

                      SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors Incorporated or Formed in the State of Delaware

DJO, LLC
DJO Opco Holdings, Inc.
Encore Medical, LP
ReAble Therapeutics LLC

Schedule II

Guarantors Incorporated or Formed in Jurisdictions other than the State of Delaware

SUBSIDIARY	STATE OF INCORPORATION OR FORMATION
Encore Medical Asset Corporation	Nevada
Encore Medical GP, Inc.	Nevada
Encore Medical Partners, Inc.	Nevada
Empi, Inc.	Minnesota
Empi Corp.	Minnesota
EmpiCare, Inc.	Kentucky
IOMED, LLC	Utah